Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

i

Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made as of the 18th day of September, 2012 (this “Agreement”), by and among Mimecast Limited (company number 04698693), a company incorporated in England and Wales (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, the Company and certain of the Investors are parties to the Subscription and Shareholders’ Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce certain of the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register A Ordinary Shares issuable to the Investors and shall govern certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “A Ordinary Shares” means A ordinary shares of £0.00001 each in the capital of the Company, having the rights set out in the Articles.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person.

1.3 “Articles” means the Articles of Association of the Company as in force from time to lime.

1.4 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law in the United States, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law in the United States,

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration in which the only A Ordinary Shares being registered are A Ordinary Shares issuable upon conversion of debt securities that are also being registered.

1.7 “Family Trust” means as regards any particular individual Holder (or deceased or former individual Holder) trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made, or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the Registrable Securities in question is for the time being vested in any Person other than the particular Holder and/or any of the Privileged Relations of that Holder (and so that for this purpose a Person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of any such Person or any voting or other rights attaching thereto are exercisable by or as directed by any such Person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any Person or Persons).

1.8 “Founder Shares” means the founder ordinary shares of £0.00001 each in the capital of the Company, having the rights set out in the Articles.

1.9 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.10 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.11 “IPO” means the Company’s first underwritten public offering in the United States of its A Ordinary Shares under the Securities Act.

1.12 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.13 “Preferred Holders” means the Series A Holders and the Series B Holders.

1.14 “Privileged Relation” means in relation to a Holder who is an individual Holder (or a deceased or former individual Holder) means a spouse, civil partner (as defined in the Civil Partnerships Act 2004), child or grandchild (including step or adopted or illegitimate child and their issue).

1.15 “Registrable Securities” means (i) the A Ordinary Shares into which the Founder Shares, Series A Preferred Shares or Series B Preferred Shares have converted or may convert from time to time pursuant to the Articles; (ii) any A Ordinary Shares, or any A Ordinary Shares arising upon conversion and/or exercise of any other securities of the Company, held by the Investors as of the date hereof or acquired by the Investors after the date hereof; and (iii) any A Ordinary Shares issued as (or arising upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.16 “Registrable Securities then outstanding” means the number of shares determined by adding the number of A Ordinary Shares that are Registrable Securities and the number of A Ordinary Shares (directly or indirectly) which may be issued or which otherwise may arise pursuant to the exercise of, and/or conversion of, convertible securities that are Registrable Securities.

1.17 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.12 hereof.

1.18 “SEC” means the United States Securities and Exchange Commission.

1.19 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.20 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.21 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.22 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.23 “Series A Holders” means holders of Series A Preferred Shares (or any Ordinary Shares into which such Series A Preferred Shares have been converted).

1.24 “Series B Holders” means holders of Series B Preferred Shares (or any Ordinary Shares into which such Series B Preferred Shares have been converted).

1.25 “Series A Preferred Shares” means the convertible series A preferred shares of £0,00001 each in the capital of the Company, having the rights set out in the Articles.

1.26 “Series B Preferred Shares” means the convertible series B preferred shares of £0.00001 each in the capital of the Company, having the rights set out in the Articles.

1.27 “SSA” means the Subscription and Shareholders’ Agreement, dated as of the date hereof, among the Company, the Founders (as defined therein), the Preferred Holders and certain other shareholders of the Company (as amended, modified, supplemented or restated from time to time).

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-l/Form F-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from (1) the Series A Holders holding at least a majority of the Registrable Securities then-held by all Series A Holders that the Company file a Form S-l or Form F-1 registration statement (or any applicable successor registration form under the Securities Act subsequently adopted by the SEC), (2) the Series B Holders holding at least a majority of the Registrable Securities then-held by all Series B Holders that the Company file a Form S-l or Form F-1 registration statement (or any applicable successor registration form under the Securities Act subsequently adopted by the SEC), or (3) the holders of Founder Shares holding at least a majority of the Registrable Securities then-held by all holders of Founder Shares that the Company file a Form S-l or Form F-1 registration statement (or any applicable successor registration form under the Securities Act subsequently adopted by the SEC), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as reasonably practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file such registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.3.

(b) Form S-3/Form F-3 Demand. If at any time when it is eligible to use a Form S-3 or Form F-3 registration statement (or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC), the Company receives a request from (1) the Series A Holders holding at least ten percent (10%) of the Registrable Securities then-held by all Series A Holders, (2) the Series B Holders holding at least ten percent (10%) of the Registrable Securities then-held by all Series B Holders, or (3) the holders of Founder Shares holding at least ten percent (10%) of the Registrable Shares then-held by all holders of Founder Shares, in each case, that the Company file such registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as reasonably practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file such registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be included in such registration and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.1(c) and Subsection 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a), (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) with respect to a registration initiated by the Series A Holders, after the Company has effected one registration pursuant to Subsection 2.1(a) at the request of the Series A Holders; (iii) with respect to a registration initiated by the Series B Holders, after the Company has effected two registrations pursuant to Subsection 2.1(a) at the request of the Series B Holders; (iv) with respect to a registration initiated by the holders of Founder Shares, after the Company has effected one (1) registration pursuant to Section 2.1(a); or (v) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 or Form F-3 pursuant to a request made pursuant to Subsection 2.1(a), The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(a) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC; provided, however, that if a registration is withdrawn by the Initiating Holders, such withdrawn registration shall be counted as “effected” for purposes of this Section 2.1(d) unless such Initiating Holders pay to the Company an amount equal to the actual expenses reasonably incurred by the Company prior to the date of such withdrawal solely with respect to the registration of Registrable Shares held by such Initiating Holders.

2.2 Company Registration. If at any time after one hundred and eighty (180) days after the effective date of the registration statement for IPO the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its A Ordinary Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated as follows (x) 50% of the aggregate number of Registrable Shares to be included in the underwriting shall be allocated to the Preferred Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each such Holder proposed to be included in such offering, and (y) after giving effect to the immediately preceding clause (x), the balance of Registrable Shares to be included in the underwriting shall be allocated to all Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each such Holder proposed to be included in such offering; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from any such underwriting. No underwriting agreement (or other agreement in connection with a proposed sale of the Registrable Securities) shall require any Holder of Registrable Securities to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the ownership of the Holder’s Registrable Securities and such Holder’s intended method or methods of disposition and any other representation required by law or to furnish any indemnity to any Person which is broader than the indemnity furnished by such Holder hereunder. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company, its underwriters and the Holders of a majority of the then-outstanding Registrable Securities (subject to the penultimate sentence of Section 2.3(a)), and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their sole discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated in accordance with Section 2.3(a). Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company and any securities with registration rights on a pro rata basis with the Registrable Securities) are first entirely excluded from the offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Priviliged Relation of any such partners, retired partners, members, and retired members and any Family Trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of A Ordinary Shares (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its employees who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such panics will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement (except in the case of fraud or willful misconduct by such Holder), and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(0 of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 or Form F-3 (at any time after the Company so qualifies to use either such form).

2.10 Limitations on Subsequent Registration Rights. Subject to the terms of the SSA, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then-outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.

2.11 “Market Stand-off’ Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of A Ordinary Shares or any other equity securities under the Securities Act on a registration statement on Form S-l, Form F-1, Form S-3 or Form F-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or (y) ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any A Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for A Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of A Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.

2.12 Restrictions on Transfer.

The Series B Preferred Shares, the Series A Preferred Shares, the Founder Shares and the Registrable Securities shall not be sold, pledged, or otherwise transferred except in accordance with the Articles.

Each certificate or instrument representing (i) the Series B Preferred Shares, the Series A Preferred Shares or the Founder Shares, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 or Subsection 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Disposal or Share Sale, as such terms are defined in the Articles;

(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the seven (7) year anniversary of the IPO.

2.14 Required Registration. The parties acknowledge that the definition of IPO in this Agreement is inconsistent with the definition of ‘Listing’ in the Articles and that equivalent rights are not relevant in the context of a public offering undertaken outside the United States. Notwithstanding such conflict, the parties hereto agree if the Company pursues an IPO (within the meaning of the definition in this Agreement) that the provisions in Sections 2 and 3 shall apply.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Priviliged Relation or Family Trust for the benefit of an individual Holder or one or more of such Holder’s Priviliged Relations; or (iii) after such transfer, holds at least ten percent (10%) of the aggregate number of shares of all Registrable Securities held by all Holders (or such lesser number of shares if such Holder is transferring all of such Holder’s Registrable Securities); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Priviliged Relation; or (3) that is a Family Trust for the benefit of an individual Holder or such Holder’s Priviliged Relation shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by the internal law of the State of New York.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail (air mail if to or from outside the United States), return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 3.5. If notice is given to the Company, copies (which shall not constitute notice) shall also be sent to Howard Palmer, Taylor Wessing LLP, 5 New Street Square, London EC4A 3TW and Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attention: Mark J. Macenka, and if notice is given to Investors, a copy shall also be given to Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, Attention: Han Nissan.

3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Series B Preferred Shares then outstanding (voting as a separate class), a majority of the Series A Preferred Shares then outstanding (voting as a separate class) and a majority of the Founder Shares then outstanding (voting as a separate class); provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of State of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS, THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIMECAST LIMITED

By:	/s/ Peter Campbell
Name:	Peter Campbell
Title:	Secretary & Director

INSIGHT VENTURE PARTNERS VII, L.P.

By:	Insight Venture Associates VII, L.P. its General Partner
By:	Insight Venture Associates VII, Ltd., its General Partner

By:	/s/ illegible
Name:
Title:

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.

By:	Insight Venture Associates VII, L.P. its General Partner
By:	Insight Venture Associates VII, Ltd., its General Partner

By:	/s/ illegible
Name:
Title:

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.

By:	Insight Venture Associates VII, L.P. its General Partner
By:	Insight Venture Associates VII, Ltd., its General Partner

By:	/s/ illegible
Name:
Title:

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.

By:	Insight Venture Associates VII, L.P. its General Partner
By:	Insight Venture Associates VII, Ltd., its General Partner

By:	/s/ illegible
Name:
Title:

INSIGHT VENTURE PARTNERS CO INVESTMENT FUND II, L.P.

By:	Insight Venture Associates Coinvestment II, L.P. its General Partner
By:	Insight Holding Group, LLC, its General Partner

By:	/s/ illegible
Name:
Title:

PETER BAUER

SIGNED as a DEED and DELIVERED		)	/s/ Peter Bauer
by PETER BAUER in the		)
presence of:		)

witness signature	/s/ Mark Bilbe

witness name	Mark Bilbe

witness occupation	General Manager, Mimecast USA

NEIL MURRAY

SIGNED as a DEED and DELIVERED		)	/s/ Neil Murray
by NEIL MURRAY in the		)
presence of:		)

witness signature	/s/ Clive Thomas

witness name	Clive Thomas

witness occupation	solicitor

BUTTER WORTH TRUST

EXECUTED and DELIVERED as a DEED	)	/s/ Graeme Harker
By BUTTERWORTH TRUST	)	Trustee
)
)
)
	)	Trustee

INDEX VENTURES V (JERSEY), L.P.

EXECUTED and DELIVERED as a DEED by INDEX VENTURES V (JERSEY), L.P. By: its Managing General Partner: Index Venture Associates V Limited	) ) /s/ Paul Willing ) ) ) Director / Authorised Signatory

INDEX VENTURES V PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

EXECUTED and DELIVERED as a DEED by INDEX VENTURES V PARALLEL ENTREPRENEUR FUND (JERSEY), L.P. By: its Managing General Partner: Index Venture Associates V Limited	) ) /s/ Paul Willing ) ) ) ) Director / Authorised Signatory

YUCCA PARTNERS LP JERSEY BRANCH

EXECUTED and DELIVERED as a DEED

by YUCCA PARTNERS LP JERSEY

BRANCH

By: Ogier Employee Benefit

Services Limited in its capacity as administrator

of the Index Co-Investment Scheme as

Authorised Signatory of Yucca Partners LP

) ) /s/ illegible ) ) ) ) Authorised Signatory - Ogier Employee Benefit Services Limited

DAWN ENTERPRISE CAPITAL FUND LP

EXECUTED and DELIVERED as a DEED by DAWN ENTERPRISE CAPITAL FUND LP acting by its general partner DAWN CAPITAL LLP	) /s/ illegible ) Authorised Signatory ) ) ) /s/ Norman Fiore ) Authorised Signatory

DAWN MIMECAST (II) HOLDINGS LIMITED

EXECUTED and DELIVERED as a DEED by DAWN MIMECAST (II) HOLDINGS LIMITED	) /s/ Vincent McCartney ) Director ) ) ) /s/ Karen Bell ) Director/Secretary

SCHEDULE A

Investors

Peter Bauer

78 Main Street

Southborough, MA 01772

Neil Murray

Stoke Gap House

Ashton Road

Stoke Bruerne

Northamptonshire

NN12 7AM

Butterworth Trust

Rock House

Sark

GY9 0SD

Dawn Enterprise Capital Fund LP

C/o Dawn Capital LLP

14 Buckingham Street

London

WC2N 6DF

Dawn Mimecast (II) Holdings Limited

PO Box 3175

Road Town

Torlola

British Virgin Islands

Index Ventures V (Jersey), L.P.,

Index Ventures Associates V Limited

Whiteley Chambers

Don Street

St. Helier

Jersey

JE4 9WG

Channel Islands

Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P.

Index Ventures Associates V Limited

Whiteley Chambers

Don Street

St. Helier

Jersey

JE4 9WG

Channel Islands

Yucca Partners L.P. Jersey Branch

C/o Ogier Employee Benefit Services Limited

Whiteley Chambers

Don Street

St. Helier

Jersey

JE4 9WG

Channel Islands

Insight Venture Partners VII, L.P.

680 Fifth Avenue

New York, NY 10019

Insight Venture Partners (Cayman) VII, L.P.

680 Fifth Avenue

New York, NY 10019

Insight Venture Partners VII (Co-Investors), L.P.

680 Fifth Avenue

New York, NY 10019

Insight Venture Partners (Delaware) VII, L.P.

680 Fifth Avenue

New York, NY 10019

Insight Venture Partners Coinvestment Fund II, L.P.

680 Fifth Avenue

New York, NY 10019